                                                                    EXHIBIT 99.1

At Autobytel.com                                    at Financial Relations Board
Hoshi Printer                                       Don Markley
infoearnings@autobytel.com                          dmarkley@frb.bsmg.com
949/862-3099                                        Chris West
                                                    cwest@frb.bsmg.com
                                                    415/986-1591

                  AUTOBYTEL.COM ANNOUNCES FIRST QUARTER RESULTS
                    Revenue Increases 88 Percent Over Q1 1999
        In Q1 2000, Over 5,000 Dealers and Over 5 Million Unique Visitors

IRVINE, CA; April 27, 2000 --Autobytel.com (NASDAQ: ABTL), today announced financial results for the three months ended March 31, 2000.

Revenue for the quarter reached $15.1 million, an 88 percent increase over revenue of $8.0 million in the same quarter of the prior year, and a 21 percent increase over revenue of $12.4 million in the quarter ended December 31, 1999. The percent of total revenue from international fees and licenses, and from services such as financing and insurance, reached 20 percent, up from 15 percent in the prior quarter.

The Company reported that at the close of the quarter its cash and cash equivalents were $106.6 million, including $36.7 million raised and reserved for the operation of Autobytel Europe, compared with $85.5 million in cash as of December 31, 1999.

The net loss in the quarter was $8.1 million, or $0.42 per share, compared with a net loss of $6.1 million, or $0.68 per share, in the same quarter a year ago, and a net loss of $4.9 million, or $0.27 per share, in the quarter ended December 31, 1999.

"We are very pleased with the first quarter results. Once again, our solid business values sustained our momentum and the consolidation of our industry leadership position," said Mark Lorimer, Autobytel.com's President and CEO.

"In February, we completed the acquisition of CarSmart.com, bringing our network of paying dealers to over 5,000, and unique visitors to our combined sites during the quarter to over 5 million," said Lorimer.

Lorimer further stated that Autobytel.com's direct initiatives have proven successful with both dealers and customers. "To date, approximately 1,100 dealers have signed up to participate, and we have already been responsible for more than $8.5 million in vehicle sales representing 28 makes in 32 states."

The results for the quarter are consolidated, including revenue and expenses from CarSmart.com since the closing of the acquisition on February 15, 2000.



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Autobytel.com Announces First Quarter Results
Page 2


The Company also reported a 120% sequential increase in its international business during the quarter, with revenue from international fees and licenses exceeding $1.3 million. "Our international initiative is one of the fastest growing parts of our business, and we clearly have the leading brand name on the four continents where we have presence. Our businesses in Europe, Japan and Australia position Autobytel.com to take advantage of the growth of e-commerce in these areas, and to replicate that success in additional countries," said Lorimer.

Autobytel.com's international investor roster includes Inchcape plc, Pon Holdings B.V., GE Equity, e-LaSer (a subsidiary of LaSER-Lafayette Services), ITOCHU Corporation, Orient Corporation, Trans Cosmos, Inc., Intec, Inc., Recruit Co., Ltd., e-solutions, Inc., St.George Bank Limited, Trading Post, Astre Automotive, RACV (Royal Automobile Club of Victoria), Fortis Insurance and Strathfield E-Ventures.

Lorimer also noted that for the third year in a row, Autobytel.com ranked #1 in Dealer Satisfaction with Online Buying Services. "Plain and simple, we drive more sales than anyone else in the space, which is why our dealers continue to recognize us as the number one online buying service," he said. "We have always focused, and continue to focus, on transacting customers, and on the lifetime value of those customers. Our dominant market share is a testament to our belief in fulfilling the `commerce' part of the e-commerce equation."

"Importantly, we have been able to achieve record growth and online market leadership position with efficient use of our resources," said Lorimer. "During the first quarter, we used $6.1 million in cash to fund ongoing operations. As we have previously indicated, we expect that in the second quarter only, our cash usage will be in the $10 to $12 million range due to marketing campaigns to support direct initiatives. Subsequently, in the second half of 2000, we expect the quarterly cash usage will be cut in half. With almost $107 million in cash, and considering our cash usage projections, we feel very comfortable about our ability to sustain and maintain our long term growth."

The Company disclosed that as of March 31, its shares outstanding had increased to 20.2 million as a result of the CarSmart.com acquisition. Excluding the holdings of officers and directors and those stockholders with more than five percent of the outstanding shares, Autobytel.com's share float is approximately
10.2 million.

ABOUT AUTOBYTEL.COM INC.

INTERNATIONALLY-BRANDED AUTOBYTEL.COM IS THE ACKNOWLEDGED LEADER IN ONLINE AUTOMOTIVE COMMERCE(1). THE MOST COMPREHENSIVE AUTOMOTIVE INTERNET SITE, AUTOBYTEL.COM OFFERS CONSUMERS A POSITIVE PURCHASING AND OWNERSHIP EXPERIENCE, WHILE PROVIDING ITS ACCREDITED DEALER NETWORK WITH THE MOST EFFICIENT WAY TO REACH ONLINE CAR BUYERS. AS IT ASSISTS CONSUMERS THROUGH EVERY ASPECT OF THE AUTOMOTIVE LIFECYCLE, AUTOBYTEL.COM PROVIDES CONTINUITY INTO THE NEXT VEHICLE PURCHASE. LAUNCHED IN MARCH 1995, AUTOBYTEL.COM'S LOW-COST, NO-HAGGLE CAR-BUYING PROGRAM IS AVAILABLE IN THE U.S., CANADA (WWW.AUTOBYTEL.CA), THE UNITED KINGDOM (WWW.AUTOBYTEL.CO.UK), SWEDEN (WWW.AUTOBYTEL.SE) AND JAPAN (WWW.AUTOBYTEL-JAPAN.COM). IN 2000, AUTOBYTEL.COM WAS RANKED #1 IN DEALER SATISFACTION WITH ONLINE BUYING SERVICES FOR THE THIRD YEAR IN A ROW(2).

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.


(1) As reported by J.D. Power and Associates, 4/5/00.

(2) J.D. Power and Associates 2000 Dealer Satisfaction With Online Buying Services Studies(SM). Study is based on 1,262 automotive retailer interviews. Each respondent evaluated up to three different services, which resulted in 2,144 evaluations.

                          -FINANCIAL TABLES TO FOLLOW-
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                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)

                                                       Three Months Ended March 31,
                                                    ----------------------------------
                                                        2000                  1999
                                                    ------------           -----------
Revenues:
    Program fees                                    $     12,106           $     7,613
    Other related products and services                    2,994                   419
                                                    ------------           -----------
                                                          15,100                 8,032
                                                    ------------           -----------

Operating expenses:
    Sales and marketing                                   16,874                 9,957
    Product and technology
        development                                        5,033                 2,366
    General and administrative                             2,408                 1,592
    Stock based compensation                                 141                   225
    Goodwill amortization                                    217                    --
                                                    ------------           -----------
        Total operating expenses                          24,673                14,140
                                                    ------------           -----------

    Loss from operations                                  (9,573)               (6,108)

Interest and other income, net                             1,515                     8
                                                    ------------           -----------

    Loss before provision for income taxes                (8,058)               (6,100)

Provision for income taxes                                    20                    41
                                                    ------------           -----------

    Net loss                                        $     (8,078)          $    (6,141)
                                                    ============           ===========

Basic and diluted net loss per share                $      (0.42)          $     (0.68)
                                                    ============           ===========

Shares used in computing basic and diluted
    net loss per share                                19,263,638             9,029,203
                                                    ============           ===========

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                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS

                             (Amounts in thousands)

                                     ASSETS

                                                         March 31,     December 31,
                                                           2000            1999
                                                         ---------     -----------
                                                        (Unaudited)
Current assets:
    Cash and cash equivalents                            $106,569        $85,457
    Accounts receivable, net                                6,297          4,593
    Other current assets                                    2,556          2,819
                                                         --------        -------
            Total current assets                          115,422         92,869
    Property and equipment, net                             1,884          1,630
    Goodwill, net                                          24,910             10
    Other assets                                              123            363
                                                         --------        -------
            Total assets                                 $142,339        $94,872
                                                         ========        =======


                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                $ 13,782        $11,049
    Deferred revenue                                        7,555          6,147
    Other current liabilities                                 681            917
                                                         --------        -------
            Total current liabilities                      22,018         18,113
    Minority interest                                       8,208             --
    Other liabilities                                          99             53
                                                         --------        -------
            Total liabilities                              30,325         18,166
    Total stockholders' equity                            112,014         76,706
                                                         --------        -------
            Total liabilities and stockholders' equity   $142,339        $94,872
                                                         ========        =======